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                                            REGISTRATION STATEMENT NO. 333-35239
                                FILED PURSUANT TO RULE 424(b)(3) AND RULE 424(c)

                      CARING PRODUCTS INTERNATIONAL, INC.

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 9, 1997

    This Prospectus Supplement amends and supplements information contained in that certain Prospectus dated December 9, 1997 (the "Prospectus") of Caring Products International, Inc. (the "Company") included in the Company's Registration Statement (No. 333-35239) relating to the offering of 1,750,000 units (the "Units"), each Unit consisting of one share of the Company's common stock, par value $0.01 per share (the "Common Stock"), and one warrant to purchase one share of Common Stock (2,012,500 Units if the Representatives' Over-Allotment Option is exercised in full).

    On January 16, 1998, the Company's Common Stock was delisted from the Vancouver Stock Exchange (the "VSE") at the request of the Company. The Prospectus is hereby amended by deleting all references to the Company's Common Stock being traded on the VSE, and by replacing the deleted language with the following language: "The Company's Common Stock traded on the VSE until January 16, 1998, when the Company voluntarily delisted the Common Stock from the VSE." The following sections of the Prospectus are hereby amended to reflect the foregoing changes: (i) the cover page, (ii) the section entitled "Risk Factors--Limited Public Market for Common Stock; Volatility of Securities Prices; Lack of Active U.S. Public Trading Market," (iii) the section entitled "Price Range of Common Stock," and (iv) the section entitled "Description of Securities--Public Trading." In addition, the Prospectus is hereby amended by deleting the language "Vancouver Stock Exchange Trading Symbol.....CPM" from page 6 of the section entitled "The Offering."

    This Prospectus Supplement must be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 12, 1998